EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Energy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-197882) on Form S-8, (No. 333-185501) on Form S-8, (No. 333-182379) on Form S-8, (No. 333-171318) on Form S-8, (No. 333-151992) on Form S-8, (No. 333-135973) on Form S-8, and (No. 333-114007) on Form S-8 of NRG Energy, Inc. of our reports dated February 27, 2015, with respect to the consolidated balance sheets of NRG Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss)/income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of NRG Energy, Inc.

Our report dated February 27, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that the scope of management’s assessment of their effectiveness of internal control over financial reporting included the NRG Energy, Inc.’s consolidated operations except for the operations of the Alta Wind Assets, which NRG Energy, Inc. acquired in August 2014. The Alta Wind Assets represented 6% of NRG Energy, Inc.’s consolidated total assets and less than 1% of consolidated operating revenues as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of NRG Energy, Inc. also excluded an evaluation of the internal control over financial reporting of the Alta Wind Assets.

(signed) KPMG LLP

Philadelphia, Pennsylvania
February 27, 2015